Exhibit 2.2

Execution Version

TRANSACTION AND COMBINATION AGREEMENT

by and among

FORESIGHT ACQUISITION CORP.,

FAC-A MERGER SUB CORP.,

FAC-B MERGER SUB CORP.,

CPF P3 BLOCKER-A, LLC,

CPF P3 BLOCKER-B, LLC,

CPF P3 SPLITTER, LLC,

CHICAGO PACIFIC FOUNDERS FUND-A, L.P.

and

CHICAGO PACIFIC FOUNDERS FUND-B, L.P.

Dated as of May 25, 2021

i

Annex A	Blocker Reorganization
Annex B	Form of Surviving Sub Operating Agreement

ii

TRANSACTION AND COMBINATION AGREEMENT, dated as of May 25, 2021 (this “Agreement”), by and among (i) Foresight Acquisition Corp., a Delaware corporation (“Foresight”), (ii) FAC-A Merger Sub Corp., a Delaware corporation (“Merger Corp-A”), (iii) FAC-B Merger Sub Corp., a Delaware corporation (“Merger Corp-B” and, together with Merger Corp-A, the “Merger Corps” and each, a “Merger Corp”), (iv) CPF P3 Blocker-A, LLC, a Delaware limited liability company (“Blocker-A”), (v) CPF P3 Blocker-B, LLC, a Delaware limited liability company (“Blocker-B” and, together with Blocker-A, the “Blockers” and each, a “Blocker”), (vi) CPF P3 Splitter, LLC, a Delaware limited liability company (“Splitter”), (vii) Chicago Pacific Founders Fund-A, L.P., a Delaware limited partnership (“Blocker Owner-A”), and (viii) Chicago Pacific Founders Fund-B, L.P., a Delaware limited partnership (“Blocker Owner-B” and, together with Blocker Owner-A, the “Blocker Owners” and each, a “Blocker Owner”).

WHEREAS, each Merger Corp is a wholly-owned direct Subsidiary of Foresight;

WHEREAS, Splitter is a member of P3 Health Group Holdings, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, on or prior to the Closing Date and prior to the P3 Effective Time, Splitter and the Blockers will effect the Blocker Reorganization, pursuant to which the Blockers will, upon completion of the Blocker Reorganization, collectively hold all of the Company Membership Units held by Splitter;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Section 264 of the DGCL and Section 18-209 of the DLLCA, after completion of the Blocker Reorganization and promptly after the P3 Effective Time, (i) Merger Corp-A will merge with and into Blocker-A, with Blocker-A as the surviving entity and a wholly-owned Subsidiary of Foresight, and (ii) Merger Corp-B will merge with and into Blocker-B, with Blocker-B as the surviving entity and a wholly-owned Subsidiary of Foresight;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Section 264 of the DGCL and Section 18-209 of the DLLCA, immediately after the consummation of the foregoing mergers, the surviving entities of the foregoing mergers will merge with and into Foresight, with Foresight as the surviving entity;

WHEREAS, the Manager of each Blocker has (i) approved and adopted this Agreement and the applicable Blocker Merger and declared its advisability and (ii) recommended the approval and adoption of this Agreement and the applicable Blocker Merger by the member(s) of such Blocker;

WHEREAS, immediately following the execution and delivery of this Agreement, the members of each Blocker will approve and adopt this Agreement and the applicable Blocker Merger;

WHEREAS, the board of directors of Foresight has unanimously (i) approved and adopted this Agreement and declared its advisability and the advisability of the other Proxy Proposals, and (ii) recommended the approval and adoption of this Agreement and the other Proxy Proposals by the stockholders of Foresight; and

WHEREAS, the parties intend that with respect to each Blocker, the applicable Blocker Merger and applicable Consolidation Merger together will be treated as a reorganization of such Blocker within the meaning of Section 368(a)(1)(A) of the Code and that this Agreement (with respect to each Blocker and the applicable Blocker Merger and applicable Consolidation Merger) is intended to constitute a plan of reorganization for U.S. federal income tax purposes (and applicable state and local tax purposes).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows.

ARTICLE I

THE MERGERS AND OTHER TRANSACTIONS

SECTION 1.01 The Transactions.

(a) Blocker Reorganization. As promptly as practicable after the Foresight Stockholder Approval has been obtained and prior to the P3 Effective Time (pursuant to the P3 Merger Agreement), Splitter, the Blockers and the Blocker Owners (the “Blocker Parties”) shall take, or cause to be taken, the actions set forth on Annex A (such actions, the “Blocker Reorganization”), such that the Blocker Reorganization shall be completed prior to the P3 Effective Time (pursuant to the P3 Merger Agreement). The documents to be used to effect the Blocker Reorganization shall be reasonably acceptable to Foresight, and the Blocker Parties shall ensure that Foresight has reasonable opportunity to review such documents and shall consider in good faith all comments of Foresight thereto.

(b) Blocker Mergers. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the Delaware Acts, on the Closing Date, after the completion of the Blocker Reorganization and immediately after the P3 Effective Time (pursuant to the P3 Merger Agreement), (i) Merger Corp-A shall be merged with and into Blocker-A (the Blocker-A Merger”), such that the separate corporate existence of Merger Corp-A shall cease and Blocker-A shall continue as the surviving company of the Blocker-A Merger (“Surviving Sub-A”), and (ii) Merger Corp-B shall be merged with and into Blocker-B (the Blocker-B Merger” and, together with the Blocker-A Merger, the “Blocker Mergers” and each, a “Blocker Merger”), such that the separate corporate existence of Merger Corp-B shall cease and Blocker-B shall continue as the surviving company of the Blocker-B Merger (“Surviving Sub-B”).

(c) Consolidation Mergers. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the Delaware Acts, on the Closing Date and immediately after the applicable Blocker Effective Time, Foresight shall, pursuant to Section 264 of the DGCL and Section 18-209 of the DLLCA, cause (i) the merger of Surviving Sub-A with and into Foresight, with the separate company existence of Surviving Sub-A ceasing and Foresight remaining as the surviving corporation, and (ii) the merger of Surviving Sub-B with and into Foresight, with the separate company existence of Surviving Sub-B ceasing and Foresight remaining as the surviving corporation (such mergers, the “Consolidation Mergers”).

SECTION 1.02 Closing. Unless this Agreement is terminated earlier pursuant to Article IX, the closing of the transactions contemplated by Sections 1.01(b) – 1.01(c), in the order and manner provided therein (the “Closing”), shall take place at 10:00 a.m. (Eastern time) on a date to be specified by Foresight and the Company (the “Closing Date”), which Closing Date shall be (a) on the same date as the “Closing Date” under the P3 Merger Agreement and (b) as soon as practicable following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Greenberg Traurig, LLP, 77 West Wacker Drive, Suite 3100, Chicago, Illinois 60601, unless another date, time or place is agreed to in writing by Foresight and the Blocker Owners.

SECTION 1.03 Effective Times.

(a) Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date and after the P3 Effective Time, the parties hereto shall cause each Blocker Merger to be consummated in accordance with Section 1.01(b) and by filing a certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with, and in such form as is required by, the relevant provisions of the Delaware Acts (each, a “Blocker Certificate of Merger”), and shall make all other filings, recordings or publications required under the Delaware Acts in connection with each Blocker Merger. Each Blocker Merger shall become effective at the time that the properly executed and certified copy of the applicable Blocker Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of such Blocker Certificate of Merger and specified in such Blocker Certificate of Merger (the time at which the applicable Blocker Merger becomes effective is herein referred to as a “Blocker Effective Time”).

(b) Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date and after the applicable Blocker Effective Time, the parties hereto shall cause each Consolidation Merger to be consummated in accordance with Section 1.01(c) and by filing a certificate of ownership and merger with the Secretary of State of the State of Delaware, executed in accordance with, and in such form as is required by, the relevant provisions of the Delaware Acts (each, a “Consolidation Certificate of Merger”), and shall make all other filings, recordings or publications required under the Delaware Acts in connection with each Consolidation Merger. Each Consolidation Merger shall become effective at the time that the properly executed and certified copy of the applicable Consolidation Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of such Consolidation Certificate of Merger and specified in such Consolidation Certificate of Merger (the time at which the applicable Consolidation Merger becomes effective is herein referred to as a “Consolidation Effective Time”).

SECTION 1.04 Effect of the Mergers.

(a) At each Blocker Effective Time, the effect of the applicable Blocker Merger shall be as provided in the applicable provisions of the Delaware Acts. Without limiting the generality of the foregoing, and subject thereto, at the applicable Blocker Effective Time, (i) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of Merger Corp-A and Blocker-A shall vest in Surviving Sub-A, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Corp-A and Blocker-A shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Surviving Sub-A, and (ii) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of Merger Corp-B and Blocker-B shall vest in Surviving Sub-B, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Corp-B and Blocker-B shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Surviving Sub-B.

(b) At each Consolidation Effective Time, the effect of the applicable Consolidation Merger shall be as provided in the applicable provisions of the Delaware Acts. Without limiting the generality of the foregoing, and subject thereto, at the applicable Consolidation Effective Time, (i) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of Surviving Sub-A and Foresight shall vest in Foresight, and all debts, liabilities, obligations, restrictions, disabilities and duties of Surviving Sub-A and Foresight shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Foresight, and (ii) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of Surviving Sub-B and Foresight shall vest in Foresight, and all debts, liabilities, obligations, restrictions, disabilities and duties of Surviving Sub-B and Foresight shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Foresight.

SECTION 1.05 Organizational Documents.

(a) At the applicable Blocker Effective Time, (i) (A) the certificate of formation of Blocker-A as in effect immediately prior to such Blocker Effective Time shall be the certificate of formation of Surviving Sub-A, and (B) an operating agreement substantially in the form attached hereto as Annex B shall be the operating agreement of Surviving Sub-A, and (ii) (A) the certificate of formation of Blocker-B as in effect immediately prior to such Blocker Effective Time shall be the certificate of formation of Surviving Sub-B, and (B) an operating agreement substantially in the form attached hereto as Annex B shall be the operating agreement of Surviving Sub-B, in each case, until thereafter amended in accordance with applicable Law.

(b) At each Consolidation Effective Time, (i) the certificate of incorporation of Foresight as in effect immediately prior to such Consolidation Effective Time shall be the certificate of incorporation of Foresight after such Consolidation Effective Time, and (ii) the by-laws of Foresight as in effect immediately prior to such Consolidation Effective Time shall be the by-laws of Foresight after such Consolidation Effective Time, in each case, until thereafter amended in accordance with applicable Law.

SECTION 1.06 Managers, Directors and Officers.

(a) At the applicable Blocker Effective Time, (i) an officer of Foresight appointed by the board of directors of Foresight shall be the sole manager of Surviving Sub-A, and (ii) an officer of Foresight appointed by the board of directors of Foresight shall be the sole manager of Surviving Sub-B, in each case, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Organizational Documents of Surviving Sub-A or Surviving Sub-B, as applicable, and applicable Law. Prior to each Blocker Effective Time, each Blocker Owner shall remove any and all manager(s) of the applicable Blocker, effective as of immediately prior to the Blocker Effective Time.

(b) At each Consolidation Effective Time, the board of directors and the officers of Foresight immediately prior to such Consolidation Effective Time shall be the board of directors and officers of Foresight after such Consolidation Effective Time, in each case, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of Foresight and applicable Law.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 Conversion of Securities in Blocker Mergers.

(a) At each Blocker Effective Time, by virtue of the applicable Blocker Merger and without any action on the part of any Merger Corp, any Blocker, Foresight or any Blocker Owner, all of the membership interests of the applicable Blocker issued and outstanding as of immediately prior to such Blocker Effective Time shall be cancelled and shall cease to exist and be converted into the right to receive in the aggregate (i) at the Closing, (A) an amount in cash equal to the amount of Company Closing Cash Consideration allocated to the applicable Blocker as set forth on the Payment Spreadsheet, but without giving effect to any Consideration Election made by such Blocker, and (B) a number of shares of Foresight Common Stock equal to the number of Surviving Company Common Units allocated to the applicable Blocker as Company Closing Equity Consideration as set forth in the Payment Spreadsheet, but without giving effect to any Consideration Election made by such Blocker (such aggregate shares of Foresight Common Stock to be issued to the Blockers, the “Blocker Closing Equity Consideration”), and (ii) if the applicable Blocker receives any portion of the Holdback Amount pursuant to the P3 Merger Agreement, then, as promptly as practicable after such receipt, an amount in cash equal to such portion of the Holdback Amount so received.

(b) At the applicable Blocker Effective Time, by virtue of the applicable Blocker Merger and without any action on the part of the applicable Merger Corp, applicable Blocker or the applicable Blocker Owner, (i) each share of common stock, par value $0.0001 per share, of Merger Corp-A issued and outstanding as of immediately prior to the applicable Blocker Effective Time shall be converted into and become one (1) newly issued, fully paid and non-assessable unit of membership interests of Surviving Sub-A, and (ii) each share of common stock, par value $0.0001 per share, of Merger Corp-B issued and outstanding as of immediately prior to the applicable Blocker Effective Time shall be converted into and become one (1) newly issued, fully paid and non-assessable unit of membership interests of Surviving Sub-B.

SECTION 2.02 Conversion of Securities in Consolidation Mergers.

(a) At the applicable Consolidation Effective Time, by virtue of the applicable Consolidation Merger and without any action on the part of Surviving Sub-A or Surviving Sub-B, as applicable, Foresight or the stockholders of Foresight, all of the units of membership interests of Surviving Sub-A or Surviving Sub-B, as applicable, issued and outstanding as of immediately prior to the applicable Consolidation Effective Time shall be cancelled and shall cease to exist.

(b) The parties hereto intend that with respect to each Blocker, the applicable Blocker Merger and applicable Consolidation Merger together will be treated as a reorganization of such Blocker within the meaning of Section 368(a)(1)(A) of the Code and that this Agreement (with respect to each Blocker and the applicable Blocker Merger and applicable Consolidation Merger) is intended to constitute, and is hereby be adopted as a plan of reorganization for U.S. federal income tax purposes (and applicable state and local tax purposes).

SECTION 2.03 Transfer Books.

(a) At the applicable Blocker Effective Time, the membership interest transfer books of the applicable Blocker shall be closed and there shall be no further registration of transfers of any membership interests of such Blocker thereafter on the records of such Blocker. From and after the applicable Blocker Effective Time, the holders of membership interests of the applicable Blocker outstanding immediately prior to such Blocker Effective Time shall cease to have any rights with respect to such membership interests, except as otherwise provided in this Agreement or by Law.

(b) At the applicable Consolidation Effective Time, the unit transfer books of Surviving Sub-A or Surviving Sub-B, as applicable, shall be closed and there shall be no further registration of transfers of any units of Surviving Sub-A or Surviving Sub-B, as applicable, thereafter on the records of Surviving Sub-A or Surviving Sub-B, as applicable. From and after the applicable Consolidation Effective Time, the holders of units of Surviving Sub-A or Surviving Sub-B, as applicable, outstanding immediately prior to such Consolidation Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement or by Law.

SECTION 2.04 Withholding Rights. Foresight shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, any amounts that are required to be withheld or deducted with respect to such consideration under the Code, Treasury Regulations or any applicable provisions of state, local or non-U.S. Law. Foresight shall use commercially reasonable efforts to provide at least five (5) days advance written notice of its intention to make any such deduction or withholding and shall cooperate in good faith with each affected Blocker Owner to establish such Person’s right to a reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FORESIGHT

As an inducement to the Blocker Parties to enter into this Agreement, except as set forth in the Foresight SEC Reports, Foresight hereby represents and warrants to the Blocker Parties as follows:

SECTION 3.01 Organization. Foresight and each Merger Corp is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a Foresight Material Adverse Effect. Foresight and each Merger Corp is duly qualified or licensed as a foreign organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Foresight Material Adverse Effect.

SECTION 3.02 Issuance. The Blocker Closing Equity Consideration being delivered by Foresight hereunder (a) will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other Person’s rights therein or with respect thereto, (b) shall be duly and validly issued, fully paid and nonassessable, and (c) shall be free and clear of preemptive rights and all liens, other than transfer restrictions under applicable securities laws and Foresight’s Organizational Documents.

SECTION 3.03 Authority Relative to This Agreement. Foresight and the Merger Corps have all necessary power and authority to execute and deliver this Agreement and, subject to obtaining the Foresight Stockholder Approval, to perform their respective obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Foresight and the Merger Corps, and the consummation by Foresight and the Merger Corps of the Transactions, have been duly and validly authorized by all necessary action, and no other proceedings on the part of Foresight or the Merger Corps are necessary to authorize this Agreement or to consummate the Transactions (other than the Foresight Stockholder Approval and the approval of Foresight (as the sole stockholder of each Merger Corp and the sole member of Surviving Sub-A and Surviving Sub-B), and the filing and recordation of appropriate merger documents as required by the Delaware Acts). This Agreement has been duly and validly executed and delivered by Foresight and the Merger Corps and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Foresight and the Merger Corps, enforceable against Foresight and the Merger Corps in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

SECTION 3.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Foresight and the Merger Corps do not, and the performance of this Agreement by Foresight and the Merger Corps will not: (i) conflict with or violate the Organizational Documents of Foresight or any Merger Corp; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.04(b) have been obtained and all filings and obligations described in Section 3.04(b) have been made, conflict with or violate any Law applicable to Foresight or the Merger Corps or by which any of their property or assets is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Foresight or any Merger Corp pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation binding on Foresight or any Merger Corp, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Foresight Material Adverse Effect.

(b) The execution and delivery of this Agreement by Foresight and the Merger Corps do not, and the performance of this Agreement by Foresight and the Merger Corps will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”), the HSR Act, and filing and recordation of appropriate merger documents as required by the Delaware Acts, and (ii) such consents, approvals, authorizations, permissions, filings or notifications, which, if not made or obtained, would not, individually or in the aggregate, materially impair or delay Foresight’s or any Merger Corp’s ability to consummate the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BLOCKERS

As an inducement to Foresight and the Merger Corps to enter into this Agreement, each Blocker hereby represents and warrants (severally and not jointly and solely with respect to itself) to Foresight and the Merger Corps as follows:

SECTION 4.01 Organization. Such Blocker is a limited liability company, duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has the requisite company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Other than the Company Membership Units set forth on Schedule 4.01, such Blocker does not own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, limited liability company, partnership, joint venture or business association or other entity.

SECTION 4.02 Authority Relative to This Agreement. Such Blocker has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by such Blocker, and the consummation by such Blocker of the Transactions, have been duly and validly authorized by all necessary action, and no other proceedings on the part of such Blocker are necessary to authorize this Agreement or to consummate the Transactions (other than the approval and adoption of this Agreement by the holders of a majority of the membership interests of such Blocker, and the filing and recordation of appropriate merger documents as required by the Delaware Acts). This Agreement has been duly and validly executed and delivered by such Blocker and, assuming due authorization, execution and delivery by Foresight and the Merger Corps, constitutes a legal, valid and binding obligation of such Blocker, enforceable against such Blocker in accordance with its terms, subject to the Remedies Exceptions.

SECTION 4.03 Capitalization. All issued and outstanding membership interests of such Blocker have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and (i) in the case of Blocker-A, are held by Blocker Owner-A, and (ii) in the case of Blocker-B, are held by Blocker Owner-B, in each case, free and clear of all liens, other than transfer restrictions under applicable securities laws and such Blocker’s Organizational Documents.

SECTION 4.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by such Blocker does not, and the performance of this Agreement by such Blocker will not: (i) conflict with or violate the Organizational Documents of such Blocker; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to such Blocker or by which any of its property or assets is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of such Blocker pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation binding on such Blocker.

(b) The execution and delivery of this Agreement by such Blocker does not, and the performance of this Agreement by such Blocker will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, the HSR Act, and filing and recordation of appropriate merger documents as required by the Delaware Acts, and (ii) such consents, approvals, authorizations, permissions, filings or notifications, which, if not made or obtained, would not, individually or in the aggregate, materially impair or delay such Blocker’s ability to consummate the transactions contemplated hereby.

SECTION 4.05 Compliance. Such Blocker is not in conflict with, or in default, breach or violation of, (a) any Law applicable to such Blocker or by which any property or asset of such Blocker is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Blocker is a party or by which such Blocker or any property or asset of such Blocker is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a material adverse effect on such Blocker. Such Blocker is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for such Blocker to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 4.06 Absence of Litigation. There is no Action pending or threatened in writing against such Blocker, or any property or asset of such Blocker, before any Governmental Authority, except as would not, individually or in the aggregate, be materially adverse to such Blocker. Neither such Blocker nor any material property or asset of such Blocker is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.07 No Other Activities. (i) Such Blocker was formed solely for the purpose of indirectly holding its portion of the Company Membership Units held by Splitter as of the date hereof, (ii) such Blocker has not conducted any business or engaged in any activities other than those directly related to indirectly holding its portion of the Company Membership Units held by Splitter as of the date hereof, (iii) as of immediately prior to the applicable Blocker Effective Time, such Blocker has no assets other than the Company Membership Units held by it, (iv) other than immaterial ordinary course administrative expenses and obligations, such Blocker has no liabilities or obligations whatsoever (including in connection with or as a result of the liquidation of Splitter pursuant to the Blocker Reorganization), and (v) such Blocker is not a party to any Contract other than the Company’s Organizational Documents and this Agreement.

SECTION 4.08 Employees. Such Blocker does not have and has never had any employees.

SECTION 4.09 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Blocker.

SECTION 4.10 Taxes.

(a) Such Blocker is currently, and has been at all times since January 1, 2017, been treated as a corporation for U.S. federal and state income tax purposes.

(b) Such Blocker: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by such Blocker as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that such Blocker is otherwise obligated to pay, except with respect to Taxes that are being contested in good faith, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to such Blocker on or before the applicable Blocker Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to such Blocker, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing; and (v) has provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of such Blocker for any material Taxes of such Blocker that have not been paid, whether or not shown as being due on any Tax Return.

(c) Such Blocker is not a party to, bound by or obligated under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) nor has a potential liability or obligation to any Person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(d) Such Blocker will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale, open transaction or intercompany transaction (as defined in Treasury Regulations Section 1.1502-13) made on or prior to the Closing Date.

(e) Such Blocker has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, member or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(f) Such Blocker has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(g) Such Blocker does not have any material liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor.

(h) Such Blocker does not have any request for a material ruling in respect of Taxes pending between such Blocker, on the one hand, and any Tax authority, on the other hand.

(i) Such Blocker has prior to the date hereof made available to Foresight true, correct and complete copies of the U.S. federal income Tax Returns filed by such Blocker for each year in which the statute of limitations remains open.

(j) Such Blocker has not in any year for which the applicable statute of limitations remains open distributed stock of another Person, or has had its membership interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) Such Blocker has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(l) Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting any deficiency or claim for any Taxes with respect to such Blocker or interest thereon or penalties in connection therewith.

(m) There are no Tax liens upon any assets of such Blocker except liens for current Taxes not yet due.

(n) Such Blocker has never (i) held any assets other than Company Membership Units or cash distributed to such Blocker with respect to such Company Membership Units, or (ii) had any operations or otherwise engaged in any business other than holding such Company Membership Units.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPLITTER AND BLOCKER OWNERS

As an inducement to Foresight and the Merger Corps to enter into this Agreement, Splitter and each Blocker Owner hereby represents and warrants (severally and not jointly and solely with respect to itself ) to Foresight and the Merger Corps as follows (provided, that only the Blocker Owners are making the representations and warranties set forth in Section 5.04):

SECTION 5.01 Organization. Splitter or such Blocker Owner (as applicable) is a limited liability company or a limited partnership, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite limited liability company or limited partnership organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

SECTION 5.02 Authority Relative to This Agreement. Splitter or such Blocker Owner (as applicable) has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Splitter or such Blocker Owner (as applicable), and the consummation by it of the Transactions, have been duly and validly authorized by all necessary action, and no other proceedings on the part of Splitter or such Blocker Owner (as applicable) are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Splitter or such Blocker Owner (as applicable) and, assuming due authorization, execution and delivery by Foresight and the Merger Corps, constitutes a legal, valid and binding obligation of Splitter or such Blocker Owner (as applicable), enforceable against Splitter or such Blocker Owner (as applicable) in accordance with its terms, subject to the Remedies Exceptions.

SECTION 5.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Splitter or such Blocker Owner (as applicable) does not, and the performance of this Agreement by Splitter or such Blocker Owner (as applicable) will not, (i) conflict with or violate the Organizational Documents of Splitter or such Blocker Owner (as applicable); (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.03(b) have been obtained and all filings and obligations described in Section 5.03(b) have been made, conflict with or violate any Law applicable to Splitter or such Blocker Owner (as applicable) or by which any of its property or assets is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Splitter or such Blocker Owner (as applicable) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation binding on Splitter or such Blocker Owner (as applicable).

(b) The execution and delivery of this Agreement by Splitter or such Blocker Owner (as applicable) does not, and the performance of this Agreement by Splitter or such Blocker Owner (as applicable) will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, the HSR Act, and filing and recordation of appropriate merger documents as required by the Delaware Acts, and (ii) such consents, approvals, authorizations, permissions, filings or notifications, which, if not made or obtained, would not, individually or in the aggregate, materially impair or delay Splitter’s or such Blocker Owner’s (as applicable) ability to consummate the transactions contemplated hereby.

SECTION 5.04 Investment Intent.

(a) Such Blocker Owner understands and acknowledges that its acquisition of the Foresight Common Stock pursuant to the applicable Blocker Merger involves substantial risk. Such Blocker Owner can bear the economic risk of its investment (which such Blocker Owner acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that such Blocker Owner is capable of evaluating the merits and risks of its investment in such Foresight Common Stock.

(b) Such Blocker Owner is acquiring such Foresight Common Stock for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Foresight Common Stock, in each case, in violation of any securities Laws or any other applicable Law.

(c) Such Blocker Owner is an “accredited investor” as that term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d) Such Blocker Owner understands and acknowledges that the issuance, sale or resale of such Foresight Common Stock has not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. Such Blocker Owner acknowledges that such Foresight Common Stock may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. Such Blocker Owner acknowledges that there is no public market for such Foresight Common Stock and that there can be no assurance that a public market will develop.

SECTION 5.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Splitter or such Blocker Owner (as applicable).

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGERS

SECTION 6.01 Conduct of Business by Splitter and the Blockers Pending the Blocker Mergers. During the period beginning on the date of this Agreement and ending upon the earlier to occur of the P3 Effective Time and the termination of this Agreement (the “Post-Signing Period”), Splitter and each Blocker shall not, directly or indirectly, do any of the following without the prior written consent of Foresight:

(a) (i) acquire, or dispose of, any property or assets or (ii) mortgage or encumber any property or assets;

(b) enter into any Contract;

(c) make any amendment to its Organizational Documents;

(d) issue or sell any equity interests or options, warrants or other rights to purchase any equity interests of Splitter or such Blocker or split, combine or subdivide the equity interests of Splitter or such Blocker;

(e) undertake any operations or actions, or incur any liabilities or indebtedness;

(f) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, other than as required by GAAP;

(g) make any tax election or settle or compromise any United States federal, state, local or non-United States income tax liability;

(h) liquidate, dissolve, reorganize; or

(i) enter into any binding agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 6.02 Claims Against Trust Fund.

(a) Each Blocker Party understands that Foresight may disburse or cause to be disbursed monies from the Trust Fund only: (i) to its public stockholders who exercise their Redemption Rights or in the event of the dissolution and liquidation of Foresight, (ii) to Foresight (less Foresight’s deferred underwriting compensation only) after Foresight consummates a business combination (as described in the final prospectus of Foresight, dated as of February 9, 2021) or (iii) as consideration to the sellers of a target business with which Foresight completes a business combination.

(b) Each Blocker Party agrees that, notwithstanding any other provision contained in this Agreement, such Blocker Party does not now have, and shall not at any time prior to the P3 Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between any Blocker Party on the one hand, and Foresight on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.02(b) as the “Trust Claims”). Notwithstanding any other provision contained in this Agreement, each Blocker Party hereby irrevocably waives any Trust Claim it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof. In the event that any Blocker Party commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Foresight, which proceeding seeks, in whole or in part, relief against the Trust Fund in violation of the foregoing, Foresight shall be entitled to recover from such Blocker Party the associated legal fees and costs in connection with any such action, in the event Foresight prevails in such action or proceeding.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01 Proxy Statement and Warrant Offering Documents.

(a) Each Blocker Party shall furnish all information concerning such Blocker Party as Foresight may reasonably request in connection with the preparation of the Warrant Offering Documents and the Proxy Statement. Each Blocker Party represents that the information supplied by such Blocker Party for inclusion in the Warrant Offering Documents and the Proxy Statement shall not, at (i) the time the Warrant Exchange Offer/Solicitation is commenced (or any amendment to the Warrant Offering Documents is filed with the SEC) or the Proxy Statement is first mailed to the stockholders of Foresight (or any supplement to the Proxy Statement is filed with the SEC), (ii) the time of the Foresight Stockholders’ Meeting and the expiration of the Warrant Exchange Offer/Solicitation, and (iii) the P3 Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made herein by such Blocker Party with respect to any information supplied or to be supplied by Foresight for inclusion in the Warrant Offering Documents or the Proxy Statement, and no representation is made herein by Foresight with respect to any information supplied or to be supplied by any Blocker Party for inclusion in the Warrant Offering Documents or the Proxy Statement. If, at any time prior to the P3 Effective Time, any event or circumstance relating to any Blocker Party, or their respective officers, managers or directors, should be discovered by any Blocker Party which should be set forth in an amendment or a supplement to the Warrant Offering Documents or the Proxy Statement, such Blocker Party shall promptly inform Foresight.

SECTION 7.02 Foresight Stockholders’ Meetings; Other Equityholder Approvals.

(a) The parties hereto acknowledge and agree that Foresight has no obligations under this Agreement to call the Foresight Stockholders’ Meeting, to obtain the Foresight Stockholder Approval or to commence the Warrant Exchange Offer/Solicitation, and that any such obligations are solely under the P3 Merger Agreement.

(b) As promptly as practicable following the execution of this Agreement, Foresight shall, as the sole stockholder of each Merger Corp, approve and adopt this Agreement and the applicable Blocker Merger.

(c) As promptly as practicable following the execution of this Agreement, each Blocker Owner shall, as the sole member of the applicable Blocker, approve and adopt this Agreement and the applicable Blocker Merger.

SECTION 7.03 Access to Information; Confidentiality.

(a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which a Blocker Party is a party or pursuant to applicable Law, during the Post-Signing Period, such Blocker Party shall: (i) provide to Foresight (and Foresight’s Agents) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Blocker Party and to the books and records thereof; and (ii) furnish promptly to Foresight such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Blocker Party as Foresight or its Agents may reasonably request.

(b) All information obtained by Foresight pursuant to this Section 7.03 shall be kept confidential in accordance with that certain Agreement of Use and Non-Disclosure of Confidential Information, dated February 15, 2021, between the Company and Foresight.

(c) No investigation pursuant to this Section 7.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(d) Notwithstanding anything in this agreement to the contrary, each party (and its Agents) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby and may disclose to any Person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

SECTION 7.04 Solicitation. During the Post-Signing Period, the Blocker Parties shall not, and shall direct their Agents not to, without the consent of Foresight, (i) initiate, solicit, knowingly facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any merger, purchase of any ownership interests or material assets of, recapitalization or similar business combination transaction involving any Person that is not Foresight (“Acquisition Proposal”), (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to an Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity interests of the Company or any of the Company Subsidiaries, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Agents to take any such action. The Company shall, and shall instruct and cause the Company Subsidiaries and each of their respective Agents to (x) immediately cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Agents) in connection with an Acquisition Proposal and (y) promptly request each Person (other than the parties hereto and their respective Agents) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information furnished to such Person by or on behalf of it or any of the Company Subsidiaries prior to the date hereof. The Company shall promptly notify Foresight (and in any event within twenty-four hours) of the receipt of any written Acquisition Proposal after the date hereof, which notice shall identify the third party making any Acquisition Proposal and shall include copies of any such Acquisition Proposal.

SECTION 7.05 Notification of Certain Matters. Each Blocker Party shall give prompt notice to Foresight, and Foresight shall give prompt notice to the Blocker Owners, of the occurrence, or non-occurrence, of any event (that any Blocker Party or Foresight, as applicable, are aware of) the occurrence, or non-occurrence, of which could reasonably be expected to cause the conditions set forth in Article VIII to not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 7.06 Further Action; Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) at the request of the other party hereto, as promptly as practicable execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Blocker Mergers, the Consolidation Mergers and the other Transactions and (ii) use its commercially reasonable efforts to take, or cause to be taken, as promptly as practicable all appropriate action, and to do, or cause to be done, as promptly as practicable all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, to satisfy the conditions to the obligations to consummate the Blocker Mergers and the Consolidation Mergers, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement, including using its commercially reasonable efforts to obtain all permits, consents, waivers, approvals, authorizations, qualifications and orders of Governmental Authorities as are necessary for the consummation of the Transactions and to fulfill the conditions to the Blocker Mergers and the Consolidation Mergers. In case, at any time after the Blocker Effective Times, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers, managers and directors of each party to this Agreement shall use their commercially reasonable efforts to take all such action.

(b) Notwithstanding anything to the contrary contained in this Agreement, Foresight shall not have any obligation under this Agreement to take, or cause to be taken, any action, or to do, or cause to be done, any thing, to satisfy any of the conditions set forth in Article VII of the P3 Merger Agreement.

SECTION 7.07 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Foresight and the Blocker Owners. Thereafter, during the Post-Signing Period, unless otherwise required by applicable Law or the requirements of the Nasdaq Capital Market, no party hereto shall issue any press release or otherwise make any public statements with respect to this Agreement without the prior written consent of the Blocker Owners and Foresight; provided, that Foresight may issue any press release or otherwise make any public statement which is permitted pursuant to the P3 Merger Agreement.

SECTION 7.08 Blocker Indemnity and Tax Returns.

(a) From and after the Blocker Effective Time, each Blocker Owner shall defend, indemnify and hold harmless Foresight and its Affiliates (including the Surviving Company, but excluding any Consideration Recipients) and their respective Agents, successors and permitted assigns (the “Indemnified Parties”) from and against, and will pay and reimburse them for, any and all Losses incurred or suffered by an Indemnified Party directly or indirectly resulting from, arising out of, in connection with, based upon or relating to any Taxes recognized or attributable to the applicable Blocker (i) with respect to an periods ending on or before the Closing Date and/or (ii) arising from or attributable to any of the Transactions (including the Blocker Reorganization and any failure to implement the Blocker Reorganization in accordance with this Agreement). For the avoidance of doubt, (x) Blocker-A is applicable to Blocker Owner-A, and (y) Blocker-B is applicable to Blocker Owner-B.

(b) Foresight shall timely file, or cause to be timely filed, all Tax Returns of each Blocker that are due to be filed after the Closing Date, subject to the next sentence of this Section 7.08(b). Each Blocker Owner shall prepare, or cause to be prepared, each Tax Return for the applicable Blocker for any taxable period ending on or before, or including, the Closing Date (such Tax Returns, “Blocker Pre-Closing Tax Returns”), and Foresight shall timely file such Blocker Pre-Closing Tax Returns in the final form thereof as determined in accordance with this Section 7.08(b). Foresight shall as promptly as practicable provide any information reasonably requested by the applicable Blocker Owner that is relevant to the preparation of the applicable Blocker Pre-Closing Tax Returns. Each Blocker Owner shall provide a draft of each applicable

Blocker Pre-Closing Tax Return to Foresight for its review and comment not later than thirty (30) days prior to the due date for filing, and shall consider in good faith any comments that are provided by Foresight not less than ten (10) days prior to such due date; provided, however, that in the event of a dispute between such Blocker Owner and Foresight as to the preparation of any Blocker Pre-Closing Tax Return, such dispute shall be promptly submitted for arbitration to a mutually acceptable “big 4” accounting firm, or if no such firm accepts the engagement, an accounting firm mutually acceptable to such Blocker Owner and Foresight (the “Arbitrator’s Determination”). If the Arbitrator’s Determination is not made prior to the due date for filing a Blocker Pre-Closing Tax Return, such Blocker Pre-Closing Tax Return will be filed reflecting the applicable Blocker Owner’s position and shall be subsequently amended as needed to reflect the Arbitrator’s Determination. Each Blocker Owner shall be responsible for paying any Taxes shown as due on any applicable Blocker Pre-Closing Tax Return, which payment shall be made to Foresight not more than two (2) Business Days prior to the due date for payment, or, in the event of an Arbitrator’s Determination, promptly upon such determination. Notwithstanding any other provision herein, this Section 7.08(b) shall survive the Closing until the later of (i) the filing of the Blocker Pre-Closing Tax Returns and the payment of all Taxes reflected on such Blocker Pre-Closing Tax Returns consistent with this Section 7.08(b), and (ii) one (1) year from the Closing Date; provided, however, that (x) such one (1) year period shall be tolled for any period during the pendency of an inquiry or audit from a taxing authority with respect to Taxes covered by this Section 7.08(b) that are the subject of such inquiry or audit, and (y) any claim made under this Section 7.08(b) on or prior to the expiration of the foregoing survival period will survive until such claim is finally and conclusively resolved.

ARTICLE VIII

CONDITIONS TO THE TRANSACTIONS

SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of each party hereto to consummate the Transactions and the other transactions contemplated hereby are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, writ, injunction, determination, order or award which is then in effect and has the effect of making any Blocker Merger, any Consolidation Merger or any other Transaction illegal or otherwise prohibiting consummation of any Blocker Merger, any Consolidation Merger or any of the other Transactions.

(b) Governmental Consents. All Approvals legally required to be obtained to consummate the Blocker Mergers and the Consolidation Mergers and the other Transactions shall have been obtained from and made with all Governmental Authorities, and no such Approvals shall have been withdrawn or suspended.

(c) P3 Merger. The P3 Effective Time shall have occurred.

SECTION 8.02 Conditions to the Obligations of Foresight and the Merger Corps. The obligations of Foresight and the Merger Corps to consummate the Blocker Mergers and the other Transactions are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties of the Blockers. The (i) representations and warranties of each Blocker contained in Section 4.03 (Capitalization) shall be true and correct in all respects as of the Closing as though made at and as of the Closing and (ii) the representations and warranties of each Blocker contained in Section 4.01 (Organization), Section 4.02 (Authority Relative to This Agreement) and Section 4.09 (Brokers) shall be true and correct in all respects as of the Closing as though made on the Closing (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). All other representations and warranties of each Blocker contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made at and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not, and would not reasonably be expected to, cause a material adverse effect on such Blocker.

(b) Representations and Warranties of Splitter and the Blocker Owners. The representations and warranties of (i) Splitter and each Blocker Owner contained in Section 5.01 (Organization), Section 5.02 (Authority Relative to This Agreement) and Section 5.05 (Brokers) and (ii) each Blocker Owner contained in Section 5.04 (Blocker Owners), in each case, shall be true and correct in all respects as of the Closing as though made on the Closing). All other representations and warranties of Splitter and each Blocker Owner contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made at and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not, and would not reasonably be expected to, cause a material adverse effect on Splitter or such Blocker Owner or their respective ability to perform their obligations hereunder.

(c) Agreements and Covenants. Each Blocker Party shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by such Blocker Party on or prior to the Blocker Effective Times.

(d) Closing Certificates. Each Blocker shall have delivered to Foresight a certificate, dated the Closing Date, signed by the Manager of such Blocker, certifying as to the satisfaction of the conditions specified in Sections 8.02(a), 8.02(b) and 8.02(c), in each case, with respect to Splitter, such Blocker and the applicable Blocker Owner.

(e) Manager’s Certificate Each Blocker shall have delivered to Foresight a certificate, dated the Closing Date, signed by the Manager of such Blocker certifying as to the resolutions of the Manager of such Blocker and the applicable Blocker Owner authorizing and approving this Agreement, the applicable Blocker Merger and the other Transactions.

(f) Registration Rights and Lock-Up Agreement. Each Blocker Owner shall have delivered to Foresight counterpart signatures of the Registration Rights and Lock-Up Agreement, executed by such Blocker Owner.

(g) Blocker Reorganization. The Blocker Reorganization shall have been completed in accordance with Section 1.01(a) and Annex A, and Foresight shall have received evidence reasonably satisfactory to Foresight of such completion.

(h) FIRPTA Tax Certificates. On or prior to the Closing, each Blocker shall have delivered to Foresight a properly executed certification that the shares of capital stock of each respective Blocker are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Foresight with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

SECTION 8.03 Conditions to the Obligations of the Blocker Parties. The obligations of the Blocker Parties to consummate the Blocker Mergers and the other Transactions are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The (i) representations and warranties of Foresight contained in Section 3.02 (Issuance) shall be true and correct in all respects as of the Closing as though made at and as of the Closing Date except for de minimis errors therein or any issuance of equity interests in Foresight permitted herein (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) the representations and warranties of Foresight contained in Section 3.01 (Organization) and Section 3.03 (Authority Relative to this Agreement) shall be true and correct in all respects as of the Closing as though made on the Closing (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). All other representations and warranties of Foresight contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Foresight Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made at and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not, and would not reasonably be expected to, cause a Foresight Material Adverse Effect.

(b) Agreements and Covenants. Foresight and the Merger Corps shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the P3 Effective Time.

(c) Officer Certificate. Foresight shall have delivered to the Company a certificate, dated the Closing Date, signed by the president of Foresight, certifying as to the satisfaction of the conditions specified in Sections 8.03(a), 8.03(b) and 8.03(c).

(d) Secretary’s Certificate. Foresight shall have delivered to the Company, dated the Closing Date, signed by the Secretary of Foresight certifying as to the resolutions of Foresight’s and the Merger Corps’ respective board of directors (or equivalent governing body) unanimously authorizing and approving this Agreement, the Blocker Mergers and the other Transactions.

(e) Registration Rights and Lock-Up Agreement. Foresight shall have delivered to the Blocker Owners a counterpart signature of the Registration Rights and Lock-Up Agreement, executed by Foresight.

SECTION 8.04 Waiver of Conditions. Notwithstanding anything to the contrary contained in this Agreement: (a) any Blocker Owner shall have the right to waive any condition in this Article VIII on behalf of all of the Blocker Parties; and (b) Foresight shall have the right to waive any condition in this Article VIII on behalf of itself and the Merger Corps.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated and the Blocker Mergers and the other Transactions may be abandoned at any time prior to the P3 Effective Time as follows:

(a) by mutual written consent of Foresight and the Blocker Owners (acting jointly); or

(b) by either Foresight or the Blocker Owners (acting jointly) if the P3 Effective Time shall not have occurred on or before February 25, 2022 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by (i) Foresight if Foresight or any Merger Corp is, or (ii) the Blocker Owners (acting jointly) if any Blocker Party is, in each case, in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breaches and/or violations are the primary cause of the failure of a condition set forth in Article VIII to be satisfied on or prior to the Outside Date; or

(c) by either Foresight or the Blocker Owners (acting jointly) if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of any of the Transactions, including any Blocker Merger or any Consolidation Merger, illegal or otherwise preventing or prohibiting consummation of any of the Transactions, including any Blocker Merger or any Consolidation Merger; or

(d) by either Foresight or the Blocker Owners (acting jointly) if the P3 Merger Agreement is terminated; or

(e) by Foresight upon a breach of any representation, warranty, covenant or agreement on the part of any Blocker Party set forth in this Agreement, or if any representation or warranty of any Blocker Party shall have become untrue, in either case such that the conditions set forth in Section 8.02(a), Section 8.02(b) or Section 8.02(c) would not be satisfied (a “Terminating Blocker Breach”); provided, that (i) Foresight has not waived such Terminating Blocker Breach in writing and (ii) Foresight or any Merger Corp is not then in material breach of any representation, warranty, covenant or agreement on the part of Foresight or the Merger Corps set forth in this Agreement; provided, however, that, if such Terminating Blocker Breach is curable by the Blocker Parties, Foresight may not terminate this Agreement under this Section 9.01(e) for so long as the Blocker Parties continue to exercise their commercially reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Foresight to the Blocker Owners; or

(f) by the Blocker Owners (acting jointly) upon a breach of any representation, warranty, covenant or agreement on the part of Foresight and the Merger Corps set forth in this Agreement, or if any representation or warranty of Foresight and the Merger Corps shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) and Section 8.03(b) would not be satisfied (a “Terminating Foresight Breach”); provided, that (i) no Blocker Owner has waived such Terminating Foresight Breach in writing and (ii) no Blocker Party is then in material breach of any representation, warranty, covenant or agreement on the part of such Blocker Party set forth in this Agreement; provided, however, that, if such Terminating Foresight Breach is curable by Foresight or any Merger Corp, the Blocker Owners (acting jointly) may not terminate this Agreement under this Section 9.01(f) for so long as Foresight or such Merger Corp continue to exercise their commercially reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Blocker Owners to Foresight.

SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto.

SECTION 9.03 Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses.

SECTION 9.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors or managers at any time prior to the first Blocker Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.05 Waiver. At any time prior to first Blocker Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Subject to Section 8.04, any such extension or waiver shall be valid with the party or parties agreeing thereto if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, agreements and covenants in this Agreement shall terminate at the P3 Effective Time, except that this Section 10.01 shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing. Effective as of the Closing, there are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties hereto, except (a) with respect to those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing, the remedies that may be available under Section 10.06, and (b) to the extent provided by Section 7.08.

SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Foresight or any Merger Corp:

Foresight Acquisition Corp.

233 N. Michigan Avenue, Suite 1410

Chicago, IL 60601

Attention: Michael Balkin

Email:       mbalkin@foresightacq.com

with a copy to:

Greenberg Traurig, LLP

77 West Wacker Drive, Suite 3100

Chicago, Illinois 60601

Attention: Todd A. Mazur

Email:       MazurT@gtlaw.com

if to Splitter, any Blocker or any Blocker Owner:

c/o Chicago Pacific Founders GP, L.P.

980 N. Michigan Ave., Suite 1998

Chicago, Illinois 60611

Attention: Mary Tolan

Email:       mtolan@cpfounders.com

with a copy to:

Locke Lord LLP

111 South Wacker

Chicago, Illinois 60606

Attention: Michael R. Wilson

Email:       michael.wilson@lockelord.com

SECTION 10.03 Certain Definitions; Other Definitional and Interpretive Matters.

(a) For purposes of this Agreement, capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the P3 Merger Agreement.

(b) For purposes of this Agreement:

“Acquisition Proposal” shall have the meaning set forth in Section 7.04.

“Action” means any action, Order, Claim, litigation, suit, proceeding, motion, complaint, demand, charge, inquiry, investigation, arbitration or mediation (whether administrative, civil or criminal) before or by a Governmental Authority or any arbitrator or arbitration panel or any mediator or mediation panel.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agents” of a specified Person means the officers, managers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such specified Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Approval” means all material notices, reports, filings, approvals, orders, authorizations, consents, licenses, permits, qualifications or registrations or waivers of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communications required to be filed with or delivered to, any Governmental Authority or any other Person.

“Arbitrator’s Determination” shall have the meaning set forth in Section 7.08(b).

“A&R Foresight COI” shall have the meaning set forth in the P3 Merger Agreement.

“Blocker” and “Blockers” shall have the meaning set forth in the Preamble.

“Blocker-A” shall have the meaning set forth in the Preamble.

“Blocker-B” shall have the meaning set forth in the Preamble.

“Blocker Certificate of Merger” shall have the meaning set forth in Section 1.03(a).

“Blocker Closing Equity Consideration” shall have the meaning set forth in Section 2.01(a).

“Blocker Effective Time” shall have the meaning set forth in Section 1.03(a).

“Blocker Mergers” shall have the meaning set forth in Section 1.01(b).

“Blocker Merger-A” shall have the meaning set forth in Section 1.01(b).

“Blocker Merger-B” shall have the meaning set forth in Section 1.01(b).

“Blocker Owner” and “Blocker Owners” shall have the meaning set forth in the Preamble.

“Blocker Owner-A” shall have the meaning set forth in the Preamble.

“Blocker Owner-B” shall have the meaning set forth in the Preamble.

“Blocker Parties” shall have the meaning set forth in Section 1.01(a).

“Blocker Pre-Closing Tax Return” shall have the meaning set forth in Section 7.08(b).

“Blocker Reorganization” shall have the meaning set forth in Section 1.01(a).

“Blue Sky Laws” shall have the meaning set forth in Section 3.04(b).

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or the State of Delaware are authorized or required by Law to be closed.

“Chosen Courts” shall have the meaning set forth in Section 10.08.

“Closing” shall have the meaning set forth in Section 1.02.

“Closing Date” shall have the meaning set forth in Section 1.02.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Recitals.

“Company Closing Cash Consideration” shall have the meaning set forth in the P3 Merger Agreement.

“Company Closing Equity Consideration” shall have the meaning set forth in the P3 Merger Agreement.

“Company LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of April 16, 2020, as amended or otherwise modified.

“Company Membership Units” means, collectively, Class A-SV Units, Class A-V Units, Class B Units (subdivided into Class B-1 Units, Class B-2 Units and Class B-3 Units), Class C Units and Class D Units (in each case, as defined in the Company LLC Agreement).

“Consideration Election” shall have the meaning set forth in the P3 Merger Agreement.

“Consideration Recipients” shall have the meaning set forth in Section 10.11(a).

“Consolidation Certificate of Merger” shall have the meaning set forth in Section 1.03(b).

“Consolidation Effective Time” shall have the meaning set forth in Section 1.03(b).

“Consolidation Mergers” shall have the meaning set forth in Section 1.01(c).

“Contract” means any legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), whether written or oral.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Delaware Acts” means, collectively, the DGCL and the DLLCA.

“DGCL” means the Delaware General Corporation Law.

“DLLCA” means the Delaware Limited Liability Company Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.

“Expenses” of a party means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to such party and its Affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, and all other matters related to the closing of the Blocker Mergers and the Consolidation Mergers and the other Transactions.

“Foresight” shall have the meaning set forth in the Preamble; provided, that references to Foresight with respect to time periods after the Consolidation Mergers shall refer to Foresight as the surviving corporation of the Consolidation Mergers.

“Foresight Common Stock” means Foresight’s Class A common stock, par value $0.0001 per share.

“Foresight Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) has had or is reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of Foresight and its Subsidiaries taken as a whole, (ii) has had or is reasonably likely to have a material adverse effect on the ability of Foresight to consummate the Transactions or (iii) would or is reasonably likely to prevent Foresight from performing its obligations under this Agreement; provided, however, that any event, circumstance, change or effect to the extent resulting or arising from any of the following shall not be considered when determining whether a Foresight Material Adverse Effect shall have occurred: (a) any changes in regional or global economic conditions, including changes affecting credit, financial or capital markets or changes in interest rates or exchange rates; (b) any changes in general economic conditions in the industries or markets in which Foresight operates; (c) any regulatory, legislative or political conditions, in each case in the United States or any other jurisdiction; (d) the execution and delivery of this Agreement or the public announcement of the Transactions or any litigation arising therefrom; (e) any change in applicable Laws, regulation or GAAP (or authoritative interpretations thereof) or the enforcement, implementation or interpretation thereof; (f) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism; (g) any failure by Foresight to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the underlying facts or occurrences giving rise to or contributing to such decline may be taken into account in determining whether there has been or would be a Foresight Material Adverse Effect); or (h) volcanoes, tsunamis, pandemics (including COVID-19), earthquakes, floods, storms, hurricanes, tornados or other natural disasters, except, in the cases of clauses (a), (b), (c), (e), (f) and (h), to the extent that such conditions have a greater adverse materially disproportionate effect on Foresight and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which Foresight and its Subsidiaries operate.

“Foresight SEC Reports” means any and all forms, reports and documents, including any exhibits thereto, filed by Foresight with the Securities and Exchange Commission since February 8, 2021, together with any amendments, restatements or supplements thereto.

“Foresight Stockholder Approval” shall have the meaning set forth in the P3 Merger Agreement.

“Foresight Stockholders’ Meeting” shall have the meaning set forth in the P3 Merger Agreement.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any national, federal, state, municipal, tribal, county or local government, court, tribunal, arbitrator or other judicial body, governmental, regulatory or administrative agency, commission or other governmental official, authority or instrumentality.

“Holdback Amount” shall have the meaning set forth in the P3 Merger Agreement.

“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” shall have the meaning set forth in Section 7.08(a).

“IRS” means the Internal Revenue Service.

“Law” means any federal, state, local, municipal or other law, statute, ordinance, constitution, code, common law, rule, regulation, ruling, restriction, executive order, directive or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Losses” means any damages, fines, losses, charges, liabilities, claims, demands, Actions, judgments, Orders, assessments, injuries, Taxes, settlements, awards, interest, penalties, fees, costs, expenses (including reasonable attorneys’ or other professional fees and disbursements, court costs and other costs of enforcing rights hereunder), or any other adverse effect whatsoever (including any diminution in value), whether or not involving the claim of another Person, but excluding any exemplary or punitive damages (except to the extent such exemplary or punitive damages are awarded to a third party).

“Merger Corp” and “Merger Corps” shall have the meaning set forth in the Preamble.

“Merger Corp-A” shall have the meaning set forth in the Preamble.

“Merger Corp-B” shall have the meaning set forth in the Preamble.

“Order” means any order, consent, writ, judgment, decision, injunction, decree, subpoena, ruling, verdict, determination or award of any Governmental Authority, or entered into by or with any Governmental Authority.

“Organizational Documents” means: (i) in the case of a Person that is a corporation or a company, its articles or certificate of incorporation and its bylaws, memorandum of association, articles of association, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (ii) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (iv) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Outside Date” shall have the meaning set forth in Section 9.01(b).

“Payment Spreadsheet” shall have the meaning set forth in the P3 Merger Agreement.

“Person” means any individual, company, corporation, partnership, limited partnership, limited liability company, proprietorship, joint venture, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, business organization, entity or Governmental Authority.

“Post-Signing Period” shall have the meaning set forth in Section 6.01.

“Proxy Proposals” shall have the meaning set forth in the P3 Merger Agreement.

“Proxy Statement” shall have the meaning set forth in the P3 Merger Agreement.

“P3 Effective Time” shall have the meaning set forth in the P3 Merger Agreement.

“P3 Merger” shall have the meaning set forth in the P3 Merger Agreement.

“P3 Merger Agreement” means that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Foresight, FAC Merger Sub LLC, a Delaware limited liability company, and the Company.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the certificate of incorporation of Foresight, as amended and restated on February 9, 2021.

“Registration Rights and Lock-Up Agreement” shall have the meaning set forth in the P3 Merger Agreement.

“Released Claims” shall have the meaning set forth in Section 10.11.

“Releasees” shall have the meaning set forth in Section 10.11.

“Releasors” shall have the meaning set forth in Section 10.11.

“Remedies Exceptions” shall have the meaning set forth in Section 3.03.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Splitter” shall have the meaning set forth in the Preamble.

“Subsidiary” or “Subsidiaries” of any Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Surviving Company” shall have the meaning set forth in the P3 Merger Agreement.

“Surviving Company Common Units” means units of the Surviving Company designated as Common Units under the Surviving Company LLC Agreement to be issued at the P3 Effective Time pursuant to the P3 Merger Agreement.

“Surviving Sub-A” shall have the meaning set forth in Section 1.01(b).

“Surviving Sub-B” shall have the meaning set forth in Section 1.01(b).

“Tax” (including, with correlative meaning, the term “Taxes”), includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, net worth, escheat, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

“Terminating Blocker Breach” shall have the meaning set forth in Section 9.01(e).

“Terminating Foresight Breach” shall have the meaning set forth in Section 9.01(f).

“Transaction Documents” means this Agreement, including all Schedules and Annexes hereto, the Registration Rights and Lock-up Agreement, and all other agreements, certificates and instruments executed and delivered by any of the parties hereto in connection with the Transaction.

“Transactions” mean the transactions contemplated by this Agreement and the other Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Trust Claims” shall have the meaning set forth in Section 6.02(b).

“Trust Fund” means the trust fund established by Foresight for the benefit of its public stockholders.

(c) Unless otherwise expressly provided in this Agreement, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a not a Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to $ or “dollars” means U.S. dollars.

(iii) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(iv) Headings. The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(v) Herein. The words such as “herein,” “hereinafter,” “hereof,” “hereunder”, “hereto” and other similar expressions refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vi) To the Extent. The phrase “to the extent” shall mean the degree to which a subject or other matter extends, and such phrase shall not simply mean “if”.

(vii) Date Hereof. The phrase “date hereof” means the date that this Agreement is entered into.

(viii) Including. The word “including” shall mean “including without limitation”.

(ix) Or. The word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like.

(x) Made Available. Any reference in this Agreement to documents or information having been made available or provided to Foresight (or phrases having similar import) means that such documents were posted to the electronic datasite with the project name “Pion3er” maintained by Datasite in connection with the transactions contemplated by this Agreement on or before 3:00 p.m. (New York City time) on the Business Day prior to the date of this Agreement.

SECTION 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.05 Entire Agreement; Assignment. This Agreement and the other Transaction Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement (or any rights or obligations hereunder) shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior written consent of the other parties hereto. Each party hereto understands, acknowledges and agrees that (a) the representations, warranties, covenants, agreements and undertakings of the other parties to this Agreement are the sole and exclusive representations, warranties, covenants, agreements and undertakings of the other parties hereto relating to or made in connection with the transactions contemplated by this Agreement, (b) no other party hereto makes, and no other party hereto has made, any promises, representations, warranties, covenants, agreements or undertakings, express or implied, in connection with the transactions contemplated by this Agreement (other than those expressly set forth in this Agreement) and neither such party nor any Agent of such party has relied on or entered into this Agreement in reliance on, and such party, on its own behalf and on behalf of all of such party’s Agents, hereby expressly disclaims, any promise, representation, warranty, covenant, agreement or undertaking not expressly set forth in this Agreement, and (c) no Person has been authorized by any other party hereto to make any promise, representation, warranty, covenant, agreement or undertaking relating to such other party hereto or otherwise in connection with the transactions contemplated by this Agreement (other than those expressly set forth in this Agreement) and, if made, none of such promises, representations, warranties, covenants, agreements or undertakings were relied upon by such party hereto or any Agent of such party hereto and all of them are hereby expressly disclaimed.

SECTION 10.06 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Chosen Courts without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

SECTION 10.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.08 (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

SECTION 10.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any court of the United States located in the State of Delaware (such courts, giving effect to the foregoing priority, the “Chosen Courts”). Each party hereto hereby (a) submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that (i) such party is not subject personally to the jurisdiction of the Chosen Courts, (ii) such party’s property is exempt or immune from attachment or execution, (iii) the Action is brought in an inconvenient forum, (iv) the venue of the Action is improper, or (v) this Agreement or the Transactions may not be enforced in or by any of the Chosen Courts.

SECTION 10.09 Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by applicable law any right such party may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each party hereto (a) certifies that no Agent of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.09.

SECTION 10.10 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.11 Release. Effective immediately and automatically upon the Closing, except with respect to a claim arising out of this Agreement, each Blocker Owner, on behalf of itself, its Affiliates (including the general partner of such Blocker Owner), and each of their respective Agents, successors and assigns (collectively, the “Releasors”), hereby irrevocably, unconditionally, completely and fully releases, waives, remises and forever discharges the Blockers, Foresight, each of their respective Affiliates and each of their respective Agents, successors and assigns (collectively, the “Releasees”) of and from any and all obligations, Losses and Claims (in each case, of any kind or nature whatsoever) alleged or that could have been alleged in any jurisdiction, in any way arising out of, connected with, based upon or relating to the Blocker Reorganization, Splitter and/or any Blocker (including any claim or right any Releasor might have under the Organizational Documents of any Blocker), whether in law, statute or in equity, whether previously asserted or otherwise, and whether known or unknown, present or contingent, which any Releasor may now or hereafter have, own or claim to have against any of the Releasees by reason of any act, conduct, fact or circumstance occurring on any date from the beginning of time through the Closing Date (collectively, the “Released Claims”); provided that the Released Claims shall not include any claims a Blocker Owner may have with respect to this Agreement. Each Blocker Owner (i) shall cause each of the other Releasors to be bound by and comply with the foregoing release, and (ii) shall not, and shall cause the other Releasors not to, sue, assert any Claim in any manner, or otherwise participate in any action against, any of the Releasees based upon any of the Released Claims. For the avoidance of doubt, the release set forth in this Section 10.11 is an integral part of the transactions contemplated by this Agreement and without such release, none of Foresight and the Merger Corps would have entered into this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FORESIGHT ACQUISITION CORP.

By:	/s/ Michael Balkin
Name: Michael Balkin
Title: Chief Executive Officer

FAC-A MERGER SUB CORP.

By:	/s/ Michael Balkin
Name: Michael Balkin
Title: President

FAC-B MERGER SUB CORP.

By:	/s/ Michael Balkin
Name: Michael Balkin
Title: President

[Signature Page to Transaction and Combination Agreement]

CPF P3 BLOCKER-A, LLC

By: Chicago Pacific Founders GP, L.P., its Manager
By: Chicago Pacific Founders UGP, LLC, its General Partner

By:	/s/ Mary Tolan
Name: Mary Tolan
Title: Manager

CPF P3 BLOCKER-B, LLC

By: Chicago Pacific Founders GP, L.P., its Manager
By: Chicago Pacific Founders UGP, LLC, its General Partner

By:	/s/ Mary Tolan
Name: Mary Tolan
Title: Manager

CPF P3 SPLITTER, LLC

By: Chicago Pacific Founders GP, L.P., its Manager
By: Chicago Pacific Founders UGP, LLC, its General Partner

By:	/s/ Mary Tolan
Name: Mary Tolan
Title: Manager

[Signature Page to Transaction and Combination Agreement]

CHICAGO PACIFIC FOUNDERS FUND-A, L.P.

By: Chicago Pacific Founders GP, L.P., its General Partner
By: Chicago Pacific Founders UGP, LLC, its General Partner

By:	/s/ Mary Tolan
Name: Mary Tolan
Title: Manager

CHICAGO PACIFIC FOUNDERS FUND-B, L.P.

By: Chicago Pacific Founders GP, L.P., its General Partner
By: Chicago Pacific Founders UGP, LLC, its General Partner

By:	/s/ Mary Tolan
Name: Mary Tolan
Title: Manager

[Signature Page to Transaction and Combination Agreement]

Annex A

Blocker Reorganization

1.	Splitter’s sole assets as of the date hereof consistent of 4,352,000 Class A Units of the Company.

2.

Shortly prior to the Closing, Splitter shall distribute, pursuant to Section 9.6 of the Operating Agreement of Splitter dated as of June 22, 2020 (the “Splitter Operating Agreement”), all of the Company Membership Units owned by Splitter (the “P3 Units”), as follows:

a.	Blocker-A’s pro rata share (based on Section 9.1 of the Splitter Operating Agreement) of the P3 Units to Blocker-A in respect of its Class A Units of Splitter;

b.	Blocker-B’s pro rata share (based on Section 9.1 of the Splitter Operating Agreement) of the P3 Units to Blocker-B in respect of its Class A Units of Splitter; and

c.

Chicago Pacific Founders GP, L.P.’s pro rata share (based on Section 9.1 of the Splitter Operating Agreement) of the P3 Units of the Company to Chicago Pacific Founders GP, L.P. in respect of its Class B Units of Splitter.

3.	The distribution contemplated by item 2 above shall be a liquidating distribution of Splitter, and immediately following completion of such distributions, Splitter shall be wound up and dissolved.